Exhibit 99.1

SAUSALITO, Calif.--(BUSINESS WIRE)--Triton Distribution Systems, Inc. (OTCBB:TTDS - News), a next generation web-based travel distribution service provider, announced today that the company has signed a letter of intent agreement with Hanoi Tourist Service Company (Hanoi Toserco), a leading tourism company in Hanoi, Vietnam. With this agreement, Triton will market and distribute the inventory of Hanoi Toserco's network of hotels, airlines, cruise lines, tour operators and car rental companies globally through the advanced technology of ReservationExpert(TM).

Hanoi Toserco, established in 1998, arranges individual and group travel and offers a variety of traveler services. The company offers one stop shopping of travel products via its Web site at www.tosercohanoi.com, is licensed by the National Administration of Tourism and an accredited member of the Pacific Asia Travel Association.

Through Triton's web-based booking application that integrates all travel information to the desktop, agents will be able to cost-effectively and easily access Hanoi Toserco's inventory. Triton's Internet-enabled travel services offer the broadest content possible to agencies.

"As travel continues to rise in Vietnam, cost-effective distribution of inventory is a growing concern for travel agencies," said Mr. Lykiardopoulos, Chairman and CEO for Triton. "Triton's solution provides a low-cost, global distribution channel to meet the needs of agencies and travel sellers." International visitors to Vietnam reached 1.8 million arrivals during the first half of this year, which is 7.2% higher than 2005 according to the Vietnam National Administration of Tourism.

About Triton Distribution Systems

Triton Distribution Systems is a pioneer in low-cost, business-to-business, Internet-based travel distribution and procurement solutions. Triton provides the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel vendors to travel agencies and their clients on a global basis. Triton's proprietary products and services fill crucial needs in the travel industry, and offer product, pricing, and marketing advantages. Triton has developed a broad-based suite of products, including ReservationExpert(TM), TritonTwist(TM) and Red Dragon Express(TM) -- the world's first distribution gateway to the Chinese market.

Forward-Looking Statements

This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

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Contact:

Triton Distribution Systems, Inc.
Netta Conyers Haynes, 415-339-4649
nettah@tritonds.com